SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES

13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1) (1)

NIMBLE STORAGE, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

65440R101

(CUSIP Number)

12/31/15

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

(Continued on following pages)

(1)	This Schedule 13G (this “Statement”) constitutes the initial filing of the Schedule 13G on behalf of SC US (TTGP), Ltd., which replaced SC GF V TT, Ltd. as the general partner of SCGF V Management, L.P., and Amendment No. 1 to the Schedule 13G on behalf of Sequoia Capital XII, L.P., Sequoia Technology Partners XII, L.P., Sequoia Capital XII Principals Fund, LLC, SC US GF V Holdings, Ltd., Sequoia Capital U.S. Growth Fund V, L.P., Sequoia Capital USGF Principals Fund V, L.P. and SCGF V Management , L.P.

Page 1 of 16 Pages

CUSIP NO. 65440R101	13 G	Page 2 of 16 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL XII, L.P. (“SC XII”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-5005647
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,075,096
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,075,096
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,075,096
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.3%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 65440R101	13 G	Page 3 of 16 Pages

1	NAME OF REPORTING PERSON SEQUOIA TECHNOLOGY PARTNERS XII, L.P. (“STP XII”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-5565282
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 189,900
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 189,900
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 189,900
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 65440R101	13 G	Page 4 of 16 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL XII PRINCIPALS FUND LLC (“SC XII PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-8738686
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 542,412
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 542,412
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,412
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 65440R101	13 G	Page 5 of 16 Pages

1	NAME OF REPORTING PERSON SC XII MANAGEMENT, LLC (“SC XII LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-5005544
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

5,807,408 shares of which 5,075,096 shares are directly held by SC XII, 189,900 shares are directly held by STP XII and 542,412 shares are directly held by SC XII PF. SC XII LLC is the General Partner of each of SC XII and STP XII, and the Managing Member of SC XII PF.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED VOTING POWER

5,807,408 shares of which 5,075,096 shares are directly held by SC XII, 189,900 shares are directly held by STP XII and 542,412 shares are directly held by SC XII PF. SC XII LLC is the General Partner of each of SC XII and STP XII, and the Managing Member of SC XII PF.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,807,408
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.2%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 65440R101	13 G	Page 6 of 16 Pages

1	NAME OF REPORTING PERSON SC US GF V HOLDINGS, LTD. (“SCGF V HOLD”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1019224
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 662,700
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 662,700
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 662,700
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 65440R101	13 G	Page 7 of 16 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND V, L.P. (“SCGF V”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1017204
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 662,700 shares, all of which are held directly by SCGF V HOLD.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 662,700 shares, all of which are held directly by SCGF V HOLD.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 662,700
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 65440R101	13 G	Page 8 of 16 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL USGF PRINCIPALS FUND V, L.P. (“SCGF V PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1017231
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 662,700 shares, all of which are held directly by SCGF V HOLD.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 662,700 shares, all of which are held directly by SCGF V HOLD.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 662,700
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 65440R101	13 G	Page 9 of 16 Pages

1	NAME OF REPORTING PERSON SCGF V MANAGEMENT, L.P. (“SCGF V MGMT”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1017014
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

662,700 shares, all of which are held directly by SCGF V HOLD. SCGF V MGMT is the General Partner of SCGF V and SCGF V PF. SCGF V and SCGF V PF together own 100% of the outstanding ordinary shares of SCGF V HOLD.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

662,700 shares, all of which are held directly by SCGF V HOLD. SCGF V MGMT is the General Partner of SCGF V and SCGF V PF. SCGF V and SCGF V PF together own 100% of the outstanding ordinary shares of SCGF V HOLD.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 662,700
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 65440R101	13 G	Page 10 of 16 Pages

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US TTGP”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1162638
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

662,700 shares, all of which are held directly by SCGF V HOLD. SC US TTGP is the General Partner of SCGF V MGMT, which is the General Partner of each of SCGF V and SCGF V PF. SCGF V and SCGF V PF together own 100% of the outstanding ordinary shares of SCGF V HOLD.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

662,700 shares, all of which are held directly by SCGF V HOLD. SC US TTGP is the General Partner of SCGF V MGMT, which is the General Partner of each of SCGF V and SCGF V PF. SCGF V and SCGF V PF together own 100% of the outstanding ordinary shares of SCGF V HOLD.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 662,700
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 65440R101	13 G	Page 11 of 16 Pages

ITEM 1.

(a)	Name of Issuer:	Nimble Storage, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

211 River Oaks Parkway
San Jose, CA 95134
ITEM 2.

(a)	Name of Persons Filing:

Sequoia Capital XII, L.P.
Sequoia Technology Partners XII, L.P.
Sequoia Capital XII Principals Fund, LLC
SC XII Management, LLC
SC US GF V Holdings, Ltd.
Sequoia Capital U.S. Growth Fund V, L.P.
Sequoia Capital USGF Principals Fund V, L.P.
SCGF V Management, L.P.
SC US (TTGP), Ltd.

SC XII LLC is the General Partner of each of SC XII and STP XII, and the Managing Member of SC XII PF. SC US TTGP is the General Partner of SCGF V MGMT. SCGF V MGMT is the General Partner of each of SCGF V and SCGF V PF. SCGF V and SCGF V PF together own 100% of the outstanding ordinary shares of SCGF V HOLD.

(b)	Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101
Menlo Park, CA 94025

Citizenship:

SC XII LLC, SC XII, STP XII, SC XII PF: Delaware
SC US TTGP, SCGF V MGMT, SCGF V HOLD, SCGF V, SCGF V PF:
Cayman Islands

(c)	Title of Class of Securities:	Common Stock

(d)	CUSIP Number:	65440R101

CUSIP NO. 65440R101	13 G	Page 12 of 16 Pages

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP NO. 65440R101	13 G	Page 13 of 16 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016

Sequoia Capital XII, L.P.
Sequoia Technology Partners XII, L.P.

By:	SC XII Management, LLC
General Partner of each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital XII Principals Fund, LLC

By:	SC XII Management, LLC
its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC XII Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC US GF V Holdings, Ltd.

By:	Sequoia Capital U.S. Growth Fund V, L.P.
Sequoia Capital USGF Principals Fund V, L.P.
its Members

By:	SCGF V Management, L.P.,
General Partner of each

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

CUSIP NO. 65440R101	13 G	Page 14 of 16 Pages

Sequoia Capital U.S. Growth Fund V, L.P.
Sequoia Capital USGF Principals Fund V, L.P.

By:	SCGF V Management, L.P.,
General Partner of each

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF V Management, L.P.,

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

CUSIP NO. 65440R101	13 G	Page 15 of 16 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the common stock of Nimble Storage, Inc., and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 12, 2016

Sequoia Capital XII, L.P.
Sequoia Technology Partners XII, L.P.

By:	SC XII Management, LLC
General Partner of each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital XII Principals Fund, LLC

By:	SC XII Management, LLC
its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC XII Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC US GF V Holdings, Ltd.

By:	Sequoia Capital U.S. Growth Fund V, L.P.
Sequoia Capital USGF Principals Fund V, L.P. its Members

By:	SCGF V Management, L.P.,
General Partner of each

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

CUSIP NO. 65440R101	13 G	Page 16 of 16 Pages

Sequoia Capital U.S. Growth Fund V, L.P.
Sequoia Capital USGF Principals Fund V, L.P.

By:	SCGF V Management, L.P.,
General Partner of each

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF V Management, L.P.,

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Managing Director